                                                               Exhibit 99.(n)(3)


[COUNTRY letterhead]


                                 April 22, 2005


COUNTRY Investors Life Assurance Company
1701 N. Towanda Avenue
Bloomington, Illinois  61702

Gentlemen:

This opinion is furnished in connection with the registration by COUNTRY Investors Life Assurance Company of a Flexible Premium Variable Life Insurance policy ("Policy") under the Securities Act of 1933, as amended. The Prospectus included in Post-Effective Amendment No. 3 to the Registration Statement on Form N-6 (File Nos. 333-106757 and 811-21394) describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 3 to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

                                          Sincerely,

                                          /s/ R. Dale Hall

                                          R. Dale Hall, FSA, MAAA
                                          Chief Life/Annuity Actuary